KPMG LLP 2323 Ross Avenue Suite 1400 Dallas, TX 75201	Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 19, 2026, with respect to the consolidated financial statements of Howard Hughes Holdings Inc., and the effectiveness of internal control over financial reporting, included herein and to the reference to our firm under the heading “Experts” in the prospectus of Pershing Square Holdco, L.P.

/s/ KPMG LLP

Dallas, Texas
April 20, 2026